EXHIBIT (a)(7)



            TRANSCRIPTS OF TELEPHONE MESSAGES TO POTENTIAL INVESTORS


1ST CALL

Hello,

My name is Douglas Krupp, Co-Chairman of Krupp Funds Group. The reason for my call is to alert you to a new preferred stock investment opportunity that is only being offered to our current Krupp investors. A packet containing the prospectus, a brochure with fund highlights and the paperwork to sign up is being mailed to you today. Please take some time to carefully read this material. Should you have any questions please call us at 1-866-33-KRUPP. Thank you and have a nice day.


2ND CALL

Hello,

I am calling from Krupp Funds Group, by now you should have received a large packet regarding the new preferred stock investment opportunity for our current Krupp investors. I hope that you have had an opportunity to read the prospectus. Please press 1 now if you have any questions and you will immediately be transferred to a representative who will answer any questions. If you haven't yet read the prospectus, please do so. Should you have questions please call us at 1-866-33-KRUPP. Thank you and have a nice day.